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                               KINETIC VENTURES LTD.
                         SUITE 850, 1095 WEST PENDER STREET
                                  VANCOUVER, B.C.
                                      V6E 2M6



November 18, 1998


NORTHFIELD CAPITAL                      284085 B.C. LTD.
CORPORATION                             Suite 390, 1122 Mainland Street
Suite 1100, 350 Bay Street              Vancouver, B.C.
Toronto, Ontario                        V6B 5L1
M5H 2S6

(collectively the "Vendors")

I5IVE COMMUNICATIONS INC.
Suite 390, 1122 Mainland Street
Vancouver, B.C.
V6B 5L1

Dear Sirs:

RE:  PURCHASE OF SHARES OF I5IVE COMMUNICATIONS INC. (THE "COMPANY")

When signed by each of the Vendors and the Company this letter will evidence the amendment to that agreement dated October 9, 1998 and accepted effective October 30, 1998 (the "Share Purchase Agreement") with us (the "Purchaser") in respect of the acquisition by the Purchaser of all of the shares of the Company (the "Shares") from the Vendors. Capitalized terms in this agreement shall have the same meaning as in the Share Purchase Agreement.

For valuable consideration paid by each party to the other, the receipt of which is hereby acknowledged, the Share Purchase Agreement is amended as follows:

1. Section D of the Share Purchase Agreement is deleted and replaced with the following:

     "D. WORKING CAPITAL LOAN

     Upon the execution and delivery of this agreement by the Vendors and the Company, the Purchaser shall advance to the Company the sum of Cdn$ 100,000 as an interest free loan to be used for working capital in the Company's business (the "Loan"). The Loan shall only be used to finance the Business in the ordinary course and shall not be used to repay any outstanding non-arms length indebtedness of the Company or pay any dividends,

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                                     -2-

     bonuses or payouts. The Loan shall be repayable on demand without interest if (i) it is not used for the foregoing purposes; or (ii) the acquisition of the Shares by the Purchaser from the Vendors does not close on or before January 29, 1999. If (i) occurs the Company shall repay the Loan in cash and if (ii) occurs the Purchaser, at its option, may require the Company to repay the Loan in cash or to issue to or as directed by the Purchaser that number of common shares of the Company equal to 3% of the common shares of the Company then outstanding on a fully diluted basis for an aggregate purchase price of Cdn$ 100,000."

     The Company acknowledges receipt of the Loan and delivers to the Purchaser herewith a promissory note evidencing such indebtedness.

2. The first part of paragraph (a) of section F of the Share Purchase Agreement respecting the conditions precedent for the Vendors to close is amended as follows:

     (a) The Purchaser does not need to have completed the Private Placement referred to in paragraph F(a)(2) prior to closing; and

     (b) Quotations for the Purchaser's common stock do not need to have appeared on the OTC bulletin board for at least the five consecutive trading days before the Closing Date as referred to in paragraph F(a)(9).

3. If the acquisition of the Shares does not complete by January 29, 1999 the Purchaser shall forthwith change its name to one which does not contain the words "Suite 101.com" and which does not indicate or imply an association with the Company or Business;

4. Notwithstanding the provisions of section B.34 and the second paragraph 2 of part F(a) of the Share Purchase Agreement the parties acknowledge that as at June 30, 1998 the accounts payable of the Company as shown on the June 30, 1998 balance sheet included not more than Cdn$ 70,000 of liabilities owed by the Company to one or more of the shareholders and their affiliates and that these accounts payable are to be repaid in the normal course and are not included in the Cdn$ 717,702 which is to forgiven or converted into shares of the Company prior to closing; and

5. The closing shall take place on December 8, 1998 or as soon as possible thereafter.

Except as amended hereby the Share Purchase Agreement shall continue in full force and effect. This agreement may be signed in one or more counterparts which shall together comprise one and the same document. This agreement may also be delivered by telecopier which delivery shall be deemed to be valid and sufficient.

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If the foregoing correctly reflects our agreement please sign below where indicated.

Yours truly,

KINETIC VENTURES LTD.

Per:


Brian E. Bayley,
President


AGREED AND ACCEPTED

 NORTHFIELD CAPITAL CORPORATION          284085 B.C. LTD.

 per:                                    per:

 Signature                               Signature


 Name      Position                      Name      Position


 Date                                    Date



I5IVE COMMUNICATIONS INC.

per:

Signature


Name      Position


Date